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                                                                     EXHIBIT 5.1

                           [PERKINS COIE LETTERHEAD]

                                October 22, 1997

Applied Voice Technology, Inc.
11410 N.E. 122nd Way
Kirkland, Washington  98034

Gentlemen and Ladies:

     We have acted as counsel to you in connection with the proceedings for the authorization and issuance by Applied Voice Technology, Inc., a Washington corporation (the "Company"), of up to 717,000 shares (the "Company Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), and the authorization and sale by certain of the Company's shareholders (the "Selling Shareholders") of up to 883,000 shares of the Common Stock (the "Selling Shareholder Shares"), together with up to 183,750 additional shares of the Common Stock if and to the extent the underwriters exercise an over-allotment option granted by the Company (the "Company Over-allotment Shares"), and up to 56,250 additional shares of the Common Stock if and to the extent the underwriters exercise an over-allotment option granted by one of the Selling Shareholders (the "Selling Shareholder Over-allotment Shares," and, together with the Company Over-allotment Shares, the "Over-allotment Shares"), and the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), which you are filing with the Securities and Exchange Commission with respect to the Company Shares, the Selling Shareholder Shares and the Over-allotment Shares.

     In the course of our representation, we have examined the Registration Statement and such other documents and records of the Company and other documents as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth. Based on the foregoing, we are of the opinion that upon the happening of the following events:

     (i) the filing of the Registration Statement and any amendments thereto and the Registration Statement becoming effective, and

     (ii) the due execution by the Company and registration by its registrar of the Company Shares, the issuance and sale of the Company Shares (including, if applicable, the Company Over-allotment Shares) and the sale of the Selling Shareholder Shares (including, if applicable, the Selling Shareholder Over-allotment Shares), as contemplated by the Registration Statement and in accordance with the aforesaid governmental authorization,
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Applied Voice Technology, Inc.
October 22, 1997
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the Company Shares, the Selling Shareholder Shares and the Over-allotment Shares will be duly authorized for issuance, and will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and any amendment thereto, including any and all post-effective amendments, and any registration statement relating to the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                              Very truly yours,


                              Perkins Coie